Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”), dated for reference purposes only as of December 22, 2005, is by and between CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), and PORTALPLAYER, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain lease dated as of April 6, 2005 (the “Existing Lease”) for certain premises (the “Original Premises”) consisting of approximately 39,301 rentable square feet in the building commonly known as 70 Plumeria Drive & 2720 Orchard Parkway, San Jose, California (the “Building”). The Existing Lease is scheduled to terminate on September 30, 2010.

B. The parties desire to amend the Existing Lease to (i) provide for the amount of Base Rent for the Original Premises that is payable for the calendar month ending on September 30, 2010, (ii) expand the leased premises to include the remainder of the Building, which is commonly known as 2720 Orchard Parkway, and contains approximately 40,490 rentable square feet (the “Expansion Space”), as more particularly shown on Exhibit A attached hereto, and (iii) make certain other amendments to the Existing Lease, all subject to, and on the basis of, the terms, covenants and conditions hereinafter set forth. The Existing Lease, as amended by this Amendment, is sometimes hereafter referred to as the “Lease.”

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby mutually promise, covenant and agree as follows:

1. Incorporation of Recitals and Definitions; Effective Date. Unless clearly inconsistent or unless the context clearly requires otherwise, capitalized terms used in this Amendment not otherwise defined herein shall have the meanings given such terms in the Existing Lease. The Recitals are hereby incorporated herein by this reference. Unless otherwise specifically provided herein, all provisions of this Amendment shall be effective as of the date of execution set forth under Landlord’s signature below.

2. Commencement Date for Expansion Space. The “Expansion Space Commencement Date” shall be December 26, 2005; provided, however, that if Landlord is unable to provide Tenant with access to the Expansion Space on or before December 26, 2005, for any reason, then (a) this Amendment shall not be void or voidable by either party, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and (c) the Expansion Space Commencement Date shall be revised to mean the date on which Landlord can provide Tenant with access to Expansion Space. If the Expansion Space Commencement Date is adjusted pursuant to the foregoing, then Tenant, at Landlord’s request, shall execute a

Commencement Date Confirmation that sets forth the Expansion Space Commencement Date. As of the Expansion Space Commencement Date, all terms and provisions of the Lease shall be applicable to the Expansion Space.

3. Term. The Term of the Lease with respect to the Expansion Space shall commence on the Expansion Space Commencement Date and terminate on September 30, 2010 (i.e., the Termination Date under the Existing Lease), unless the Lease is extended or earlier terminated pursuant to the terms and conditions thereof, including, without limitation, Section 32 of the Existing Lease, and subject to Section 8 below.

4. Amendments to Existing Lease. Effective as of the Expansion Space Commencement Date, the Existing Lease shall be amended as follows:

(a) Premises. Section 2 of the Schedule shall be deleted in its entirety and replaced by the following:

“2.	Premises: 70 Plumeria Drive, as outlined on Exhibit A attached hereto, and 2720 Orchard Parkway, as outlined on Exhibit A attached to the First Amendment to Lease”

(b) Rentable Square Footage of the Premises. Section 4 of the Schedule shall be deleted in its entirety and replaced by the following:

“4.	Rentable Square Footage of the Premises: Approximately 79,791 rentable square feet (consisting of approximately 39,301 rentable square feet in 70 Plumeria Drive, and approximately 40,490 rentable square feet in 2720 Orchard Parkway)”

(c) Tenant’s Proportionate Share. Section 5 of the Schedule shall be deleted in its entirety and replaced by the following:

“5.	Tenant’s Proportionate Share: 71.81% (calculated based on a premises of 57,301 rentable square feet)”

(d) Parking Stalls. Section 13 of the Schedule shall be deleted in its entirety and replaced by the following:

“13.	Parking Stalls: Two Hundred One (201) unassigned stalls”

(e) Base Rent. Section 14 of the Schedule (Base Rent) to the Existing Lease contains an omission, in that it fails to address the amount of Base Rent payable for the month of September 2010. Accordingly, the parties hereby agree that the amount of Base Rent payable by Tenant for the month of September 2010 equals Thirty-Seven Thousand Three Hundred Thirty-Five and 95/100 Dollars ($37,335.95). In addition to the Base Rent payable by Tenant for the Original Premises, Tenant shall pay to Landlord Base Rent for the Expansion Space in accordance with the following:

PERIOD	MONTHLY BASE RENT FOR EXPANSION SPACE
December 26, 2005 – February 28, 2006	$0.00
March 1, 2006 – December 31, 2006	$7,200.00
January 1, 2007 – December 31, 2007	$8,100.00
January 1, 2008 – December 31, 2008	$9,000.00
January 1, 2009 – December 31, 2009	$9,900.00
January 1, 2010 – September 30, 2010	$10,800.00

Therefore, the total amount of Base Rent payable by Tenant for the Premises shall be as follows:

PERIOD	MONTHLY BASE RENT FOR ORIGINAL PREMISES	MONTHLY BASE RENT FOR EXPANSION SPACE	MONTHLY BASE RENT FOR ENTIRE PREMISES
5/1/05 – 9/30/05	$0.00	$0.00	$0.00
10/1/05 – 2/28/06	$24,900.00	$0.00	$24,900.00
3/1/06 – 4/30/06	$24,900.00	$7,200.00	$32,100.00
5/1/06 – 12/31/06	$28,104.28	$7,200.00	$35,304.28
1/1/07 – 4/30/07	$28,104.28	$8,100.00	$36,204.28
5/1/07 – 12/31/07	$29,004.28	$8,100.00	$37,104.28
1/1/08 – 4/30/08	$29,004.28	$9,000.00	$38,004.28
5/1/08 – 12/31/08	$36,156.92	$9,000.00	$45,156.92

PERIOD	MONTHLY BASE RENT FOR ORIGINAL PREMISES	MONTHLY BASE RENT FOR EXPANSION SPACE	MONTHLY BASE RENT FOR ENTIRE PREMISES
1/1/09 – 4/30/09	$36,156.92	$9,900.00	$46,056.92
5/1/09 – 12/31/09	$37,335.95	$9,900.00	$47,235.95
1/1/10 – 9/30/10	$37,335.95	$10,800.00	$48,135.95

5. Rent Abatement. Tenant acknowledges and agrees that the rent abatement granted with respect to the Expansion Space for the period beginning on December 26, 2005, and ending on February 28, 2006, is subject to Section 2.7 of the Existing Lease, and that the amount of such rent abatement shall constitute an Inducement for purposes of said Section 2.7.

6. Condition of Expansion Space. Landlord is leasing the Expansion Space to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Expansion Space and without any express or implied representations or warranties of any kind, including, without limitation, any representation or warranty regarding the condition of the Expansion Space, the Building or the Project or the suitability of any of the foregoing for the conduct of Tenant’s business. Tenant’s taking possession of any portion of the Expansion Space shall be conclusive evidence that the Expansion Space was in good order, repair and condition.

7. Use of the Expansion Space; Subletting; Alterations.

(a) Use. Tenant shall use the Expansion Space only for the Permitted Use described in Section 7 of the Schedule, and shall not use or permit the Expansion Space to be used for any other purpose or purposes whatsoever. Landlord and Landlord’s agents have made no representations or promises with respect to the Expansion Space or this Amendment, except as expressly set forth herein, and Tenant acknowledges and agrees that the Expansion Space is suited for the use intended by Tenant. Tenant represents and warrants to Landlord that prior to executing this Amendment, Tenant made such investigations as it deemed appropriate with respect to the suitability of the Expansion Space for its intended use, and determined that the same is suitable for such intended use.

(b) Subletting and Alterations. Notwithstanding the provisions of Section 5 and Section 17 of the Existing Lease, in no event shall Tenant have any right to (i) sublease or otherwise Transfer the portion of the Expansion Space identified on Exhibit A as the “Possible Recapture Space”, or (ii) make any Alterations, including any Minor Alterations, in or to the “Possible Recapture Space”, without, in each case, Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion.

8. Reduction or Modification of Expansion Space.

(a) Landlord’s Right; Tenant’s Surrender of Portion of Expansion Space.

Landlord shall have the right, upon at least thirty (30) days’ prior notice to Tenant, to reduce the size of, or otherwise modify, the Expansion Space. In accordance with Landlord’s right under this Section 8, Tenant acknowledges that Landlord may, at any time before the Termination Date, and from time to time, require Tenant to surrender to Landlord and vacate the Possible Recapture Space or such other portion of the Expansion Space as may be mutually agreed upon by Landlord and Tenant (the “Deletion Premises”). The portion of the Expansion Space that Tenant will continue to occupy upon surrender of the Deletion Premises is referred to as the “Remaining Space.” Promptly following Tenant’s receipt of Landlord’s notice to vacate (the “Vacation Notice”), Tenant shall conduct a walk-through inspection of the Deletion Premises with Landlord, during which Landlord shall prepare a list of items, if any, to be completed by Tenant in order for the Deletion Premises to be surrendered in accordance with Section 14 of the Existing Lease (the “Punch List Items”). If at the time Tenant receives the Vacation Notice, and all or a portion of the Deletion Premises are then in use by Tenant as office space, Landlord shall, on or before the Surrender Date, at Landlord’s expense, perform such work as may be agreed upon by Landlord and Tenant, such as any needed roof repair, carpet cleaning and repair and/or maintenance of the heating, ventilation and air conditioning system, so that an equal portion of the base building of the Remaining Space may be tenantable for like office use (the “Replacement Office Space”). Provided Landlord has so prepared the Replacement Office Space, on or prior to the date Tenant is required to surrender possession of the Deletion Premises to Landlord (the “Surrender Date”), Tenant shall, at its sole cost and expense, surrender to Landlord possession of the Deletion Premises in the manner required under said Section 14, including the completion of all Punch List Items to the reasonable satisfaction of Landlord, and conduct a final inspection of the Deletion Premises with Landlord to verify the satisfactory completion of the Punch List Items. If Tenant fails to surrender the Deletion Premises and to complete the Punch List Items to Landlord’s reasonable satisfaction on or prior to the Surrender Date, then (i) Landlord may complete the Punch List Items on Tenant’s behalf and Tenant shall remit payment to Landlord for such completion, as Additional Rent under the Lease, within ten (10) days following Tenant’s receipt of Landlord’s invoice for the cost of such completion; and (ii) such failure shall constitute a “holding over” in the Deletion Premises without Landlord’s consent, in which event the provisions of Section 15 of the Existing Lease shall apply.

(b) Definition of Premises. As of 11:59 p.m. on the Surrender Date, the Lease shall terminate with respect to the Deletion Premises and, for all purposes under the Lease, the “Premises” shall be comprised solely of the Original Premises and the Remaining Space. At Landlord’s request, Tenant shall execute an amendment to the Lease to reflect the termination of the Lease with respect to the Deletion Space; provided, however, that Tenant agrees that Sections 13 (Parking) and 14 (Base Rent) of the Schedule, as amended hereby, shall not be modified as a result of such termination. By way of example, and without limiting the generality of the foregoing, Tenant shall continue to pay the Base Rent for the Remaining Space in the amount payable with respect to the Expansion Space as set forth in Section 5(e) above, without adjustment for the reduction of the size of the Expansion Space.

(c) Preparation for Reoccupancy; Demising Work. Tenant acknowledges and agrees that Landlord may enter the Expansion Space at any time after the date of this Amendment to show the Expansion Space to prospective tenants and to decorate, remodel, repair, alter or otherwise prepare the Expansion Space for reoccupancy (the “Renovations”). As part of the Renovations, Landlord may separate the Deletion Premises from the Remaining Space by constructing a new demising wall to separate the Remaining Space from the Deletion Premises, and constructing such other improvements as shall be required by Governmental Requirements or as Landlord shall deem necessary or appropriate in order to demise the Remaining Space (the “Demising Work”).

(d) Landlord’s Work. Tenant acknowledges and agrees that the Demising Work and the Renovations (collectively, the “Work”), may be conducted during normal business hours and may create disruption, noise, dust or temporarily leave debris in the Premises. Tenant hereby agrees that such Work and Landlord’s actions in connection with such Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Work or Landlord’s actions in connection with such Work, or for any inconvenience or annoyance occasioned by such Work or Landlord’s actions.

(e) Tenant’s Representations. Tenant represents and warrants to Landlord that, in surrendering the Deletion Premises to Landlord, all rights of Tenant thereto and any sublessees or other parties that may have been entitled to occupy all or any portion of the Deletion Premises through or under Tenant shall be terminated as of the Surrender Date, and Tenant shall surrender the Deletion Premises to Landlord free of any rights of occupancy created or granted by Tenant.

9. Tenant’s Certification.

(a) Tenant represents and warrants to Landlord that (i) it has not assigned, encumbered or otherwise transferred the Lease or any interest under the Lease or any claim, obligation, action or cause of action arising from the Lease, or sublet all or any part of the Premises; (ii) all corporate action has been taken by Tenant to approve this Amendment and the person signing this Amendment on behalf of Tenant has been duly authorized to sign and deliver this Amendment on behalf of Tenant; (iii) no proceeding has been commenced by or against Tenant which seeks to declare Tenant a bankrupt or an insolvent or to liquidate or dissolve the corporation, Tenant has made no general assignment of its assets for the benefit of its creditors, and no corporate action has been taken by Tenant authorizing any such proceeding, assignment or action; (iv) Tenant has not used, manufactured, stored, or disposed of any hazardous or controlled substances or wastes which are regulated by any state, local or federal laws or ordinances on the Premises and to the best of Tenant’s knowledge, no such hazardous or controlled substances or wastes have been spilled or otherwise disposed of on the Premises during the term of the Lease; and (v) this Amendment constitutes a legal, valid and binding agreement of Tenant enforceable against Tenant in accordance with its terms.

(b) Tenant hereby certifies to Landlord that, as of the execution and delivery of this Amendment by Tenant to Landlord, there are no existing defenses against the enforcement of any of the obligations of Tenant under the Lease, and Landlord is not in default under the Lease by reason of its failure to perform any obligations thereunder, and there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default.

10. Alterations. Provided Tenant complies with the provisions of Section 5 of the Existing Lease, including, but not limited to, Sections 5.1(c) and 5.1(d), Landlord hereby consents to the installation by Tenant of double doors between the Original Premises and the Expansion Space.

11. Real Estate Brokers. Tenant represents and warrants that Tenant has not had any dealings with any broker in connection with the negotiation or execution of this Amendment. Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all costs (including attorneys’ fees), expenses or liability for commissions or other compensation claimed by any broker or agent claiming to have had dealings with Tenant in connection with this Amendment.

12. Miscellaneous.

(a) Ratification. Except as modified by this Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and are hereby ratified and confirmed.

(b) Conflict. To the extent the terms of the Existing Lease and this Amendment are inconsistent, the terms of this Amendment shall control.

(c) No Offer. The submission of this Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this Amendment shall not become effective as an amendment to the Existing Lease unless and until it has been executed and delivered by both Landlord and Tenant.

(d) Time of the Essence. Time is of the essence for each and every provision of this Amendment.

(e) Entire Agreement. This Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Existing Lease as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Lease to be executed on the day and year set forth under their respective signatures below.

LANDLORD:

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	CarrAmerica Realty Corporation,
a Maryland corporation, its general partner

	By:	/s/ Christopher Peatross
Christopher Peatross
Managing Director

Date of Execution:	December 27, 2005

TENANT:

PORTALPLAYER, INC., a Delaware corporation

By:	/s/ Svend-Olav Carlsen
Name:	Svend-Olav Carlsen
Title:	Vice President and Chief Financial Officer
Date of Execution:	December 23, 2005

EXHIBIT A

EXPANSION SPACE

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